Exhibit 99

Richard L. Kinzel Chairman of the Board, President & CEO office (419) 627-2201 fax (419) 627-2234 rkinzel@cedarfair.com One Cedar Point Drive Sandusky, Ohio USA 44870-5259 NYSE: FUN	May 13, 2010

Q Funding III, L.P. and Q4 Funding, L.P.

301 Commerce Street, Suite 3200

Fort Worth, TX 76102-4140

Dear Q Funding III & Q4 Funding:

Thank you for your letter of May 12, 2010. As you know, we always appreciate and welcome your thoughtful and constructive input regarding Cedar Fair.

Like you, we are focused on progressively restoring value for unitholders in 2010 and beyond. As we stated in our earnings release and conference call last week, creating a sustainable long-term capital structure and strong balance sheet are critical to achieving this goal.

To that end, we engaged J.P. Morgan to assist us with our capital structure. Among other things, they will help us to evaluate ways we can increase the total return to our unitholders through – individually or in a combination – debt reduction, growth of the business and the reinstatement of a distribution at an appropriate level at the appropriate time. We believe this balanced, objective approach will provide the highest long-term value for all of our unitholders, as well as allow us to seize appropriate and attractive opportunities as they become available.

We thank you for your views as well as your ongoing support of Cedar Fair. We look forward to keeping you and our other unitholders apprised of our plans as we move forward.

Sincerely,

Richard L. Kinzel

Chairman of the Board,

President and CEO